Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries, Inc.

(972) 881-1099

Jack Lascar, Partner

Karen Roan, SVP

FOR IMMEDIATE RELEASE

DRG&E (713) 529-6600

TGC Industries Reports 2007 Fourth Quarter and Year-end Results

PLANO, TEXAS — FEBRUARY 25, 2008 — TGC Industries, Inc. (NASDAQ: TGE) today announced fourth quarter 2007 net income of $2.4 million, or $0.14 per diluted share, on revenues of $25.9 million compared to net income of $1.9 million, or $0.12 per diluted share, on revenues of $20.1 million for the fourth quarter of 2006. Fourth quarter 2007 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) was $7.0 million compared to $6.8 million in last year’s fourth quarter.

For 2007, the Company reported net income of $7.6 million, or $0.46 per diluted share, on revenues of $90.4 million compared to net income of $8.1 million, or $0.49 per diluted share, on revenues of $67.8 million for 2006. EBITDA for 2007 was $26.1 million compared to $23.9 million for 2006.

                Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are pleased with our overall performance for the year.  Although we faced some challenging weather conditions during each of the first three quarters of 2007, we were able to keep eight field crews operating for the entire year. In addition, we generated cash flow from operations of $14.8 million during 2007 and currently have a strong backlog of approximately $43 million.

“We continue to experience solid demand for our services and expect another good year in 2008. We are seeing and successfully winning larger jobs and are continuing to invest in new equipment for our crews. Since the beginning of the year, we have been in the process of taking delivery of eight new vibrator vehicles, three of which are specialized equipment designed to be used in areas with limited access. We will continue to review and address our channel count and are currently planning to purchase another 3,000 channels during this quarter, which will bring our capacity to 43,000 channels. We also anticipate purchasing additional shot-hole drilling equipment this year.”

FOURTH QUARTER 2007

Fourth quarter revenues increased 28.5 percent to $25.9 million from $20.1 million in last year’s fourth quarter. For the fourth quarter of 2007, cost of services rose to 69.0 percent of revenues from 60.5 percent of revenues in the fourth quarter a year ago primarily due to an increase in shot-hole contract business, which has additional third party costs associated with it and typically generates higher revenues and lower gross margins than vibroseis contracts. In the fourth quarter of 2007, the Company’s shot-hole contract business was 36 percent of revenues compared to 21 percent of revenues in the fourth quarter of 2006.

Income from operations was $4.0 million compared to $3.6 million a year ago. Income from operations as a percentage of revenues was 15.3 percent in the fourth quarter of 2007 compared to 18.1 percent in the fourth quarter of 2006. Income before income taxes for the fourth quarter of 2007 was $3.8 million compared to $3.5 million in the comparable period a year ago. Income before income taxes as a percentage of revenues was 14.9 percent compared to 17.3 percent in the fourth quarter a year ago. The effective tax rate in the fourth quarter of 2007 was 38.5 percent compared to 44.3 percent in last year’s fourth quarter. Fourth quarter net income rose 22.3 percent to $2.4 million, or $0.14 per diluted share, from $1.9 million, or $0.12 per diluted share, a year ago. Net income as a percentage of revenues was 9.1 percent compared to 9.6 percent in the fourth quarter of 2006. All per share amounts have been adjusted to reflect the five percent stock dividend declared on March 30, 2007 to shareholders of record as of April 13, 2007 and paid on April 27, 2007.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

FULL YEAR 2007

Revenues for 2007 were $90.4 million compared to $67.8 million in 2006. Cost of services was 66.9 percent of revenues for 2007 compared to 60.3 percent of revenues for 2006.

The rise in cost of services during 2007 was primarily due to the inclement weather during the first three quarters of 2007 as well as higher shot-hole contract business, which was 34 percent of revenues in 2007 compared to 25 percent of revenues in 2006. Depreciation expense for the year was $12.7 million compared to $9.5 million in 2006, a 33.6 percent increase, as the Company invested $18.2 million in new equipment during the year. Income from operations was $13.3 million versus $14.4 million in the same period a year ago. Net income for 2007 was $7.6 million, or $0.46 per diluted share, compared to $8.1 million, or $0.49 per diluted share for 2006.

CONFERENCE CALL

                TGC Industries has scheduled a conference call for Monday, February 25, 2008, at 9:30 a.m. eastern time. To participate in the conference call, dial 303-262-2140 at least 10 minutes before the call begins and ask for the TGC Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 3, 2008. To access the replay, dial 303-590-3000 using a pass code of 11108492#.

                Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with branch offices in Houston, Oklahoma City and Denver, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.

TGC Industries, Inc.

Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$25,861,920	$20,119,632	$90,395,872	$67,760,306

Cost and expenses
Cost of services	17,835,052	12,164,811	60,445,783	40,831,650
Selling, general, administrative	1,042,576	1,162,557	3,864,810	2,988,892
Depreciation expense	3,025,909	3,143,692	12,743,065	9,540,171
	21,903,537	16,471,060	77,053,658	53,360,713

INCOME FROM OPERATIONS	3,958,383	3,648,572	13,342,214	14,399,593

Interest expense	110,769	172,681	604,616	780,782

INCOME BEFORE INCOME TAXES	3,847,614	3,475,891	12,737,598	13,618,811

Income tax expense	1,481,271	1,540,331	5,130,165	5,507,386

NET INCOME	$2,366,343	$1,935,560	$7,607,433	$8,111,425

Earnings per common share:
Basic	$.14	$.12	$.46	$.49
Diluted	$.14	$.12	$.46	$.49

Weighted average number of
common shares outstanding:
Basic	16,560,775	16,500,649	16,541,241	16,447,866
Diluted	16,623,086	16,605,679	16,621,697	16,566,858

TGC Industries, Inc.

Condensed Balance Sheets

	December 31,	December 31,
	2007	2006

Cash and cash equivalents	$4,503,826	$9,388,769
Receivables (net)	12,391,113	7,448,602
Pre-paid expenses and other	1,110,560	1,691,156
Current assets	18,005,499	18,528,527
Other assets (net)	226,172	222,347
Property and equipment (net)	42,930,385	37,648,646
Total assets	$61,162,056	$56,399,520

Current liabilities	$12,516,202	$17,350,147
Long-term obligations	3,769,265	3,064,062
Long term deferred tax liability	1,955,047	942,153
Shareholders' equity	42,921,542	35,043,158
Total liabilities & equity	$61,162,056	$56,399,520

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income	$2,366,343	$1,935,560	$7,607,433	$8,111,425
Depreciation	3,025,909	3,143,692	12,743,065	9,540,171
Interest	110,769	172,681	604,616	780,782
Income tax expense	1,481,271	1,540,331	5,130,165	5,507,386

EBITDA	$6,984,292	$6,792,264	$26,085,279	$23,939,764

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